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                                                               EXHIBIT (a)(5)(i)

                               ZAPATA CORPORATION

                         100 MERIDIAN CENTRE, SUITE 350

                           ROCHESTER, NEW YORK 14618

                                                               November 20, 2002

Dear Zapata Stockholder:

     Zapata Corporation is offering to repurchase up to 500,000 shares of its common stock at a purchase price of $28 per share, net cash to the seller, without interest, subject to the terms set forth in the enclosed Offer to Purchase and the related Letter of Transmittal. Upon expiration of the tender offer, we will purchase those shares tendered up to 500,000 common shares at the purchase price. No brokerage fees or commissions will be charged to you if you tender shares you hold directly. If you have shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares.

     We encourage you to read carefully the Offer to Purchase and Letter of Transmittal before making any decision with respect to the offer. If you wish to accept the tender offer, you must send a completed and signed Letter of Transmittal in the form enclosed and your tendered shares to the depositary for the offer. The instructions to the Letter of Transmittal tell you how to tender your shares. If you do not wish to participate in this offer, you do not need to take any action.

     Neither Zapata nor our board of directors makes any recommendation to any stockholder whether or not to tender any shares. You should make your decision independently after consulting with your advisors. Our directors and executive officers, who beneficially own approximately 2.2% of our outstanding common stock and our principal stockholder, the Malcolm I. Glazer Family Limited Partnership who beneficially owns approximately 46.5% of our outstanding common stock, have all indicated that they do not intend to tender shares pursuant to our tender offer.

     To assist us, we have engaged American Stock Transfer & Trust Company to serve as information agent for the tender offer. All questions and requests for documents should be directed to American Stock Transfer & Trust Company. You may reach American Stock Transfer & Trust Company at the address on the last page of the Offer to Purchase, or by calling (800) 937-5449 or collect (718) 921-8200.

     Please note that the offer is scheduled to expire at 5:00 p.m., Eastern Time, on Monday, December 18, 2002 unless extended by Zapata.

                                          Sincerely,

                                         /s/ Avram A. Glazer Signature
                                          --------------------------------------
                                                     Avram A. Glazer
                                           Chairman and Chief Executive Officer